RULE NO. 424(b)(5)
                                                    REGISTRATION NO. 333-68747

P R O S P E C T U S
-------------------

                            MERRILL LYNCH & CO., INC.
            7 7/8% STRUCTURED YIELD PRODUCT EXCHANGEABLE FOR STOCK SM
                              DUE FEBRUARY 1, 2001
                                  "STRYPES SM "
               PAYABLE WITH SHARES OF COMMON STOCK OF CIBER, INC.
                           OR CASH WITH AN EQUAL VALUE
                                   -----------

         Merrill  Lynch  &  Co.,   Merrill   Lynch,   Pierce,   Fenner  &  Smith
Incorporated, our wholly-owned subsidiary, will use this prospectus when making offers and sales related to market-making transactions in the STRYPES.

         The issue price of each STRYPES was $54.125, which was the last sale price of one share of common stock, par value $.01 per share, of CIBER on January 26, 1998, as reported on the New York Stock Exchange. The STRYPES will mature on February 1, 2001.


                 WHAT YOU WILL RECEIVE BEFORE THE MATURITY DATE:
o On each February 1, May 1, August 1 and November 1, beginning May 1, 1998, we will pay you interest on the STRYPES in cash at the rate of 7 7/8% per year.

                   WHAT YOU WILL RECEIVE ON THE MATURITY DATE:
o For each STRYPES you own, you will receive a number of shares of common stock of CIBER or an equivalent amount of cash according to the maturity price. The maturity price is the average closing price per share of common stock of CIBER on a number of days before the maturity date. The amount you will receive is also subject to adjustments, which are more fully described in this prospectus.



            IF THE MATURITY PRICE IS:                           YOU WILL RECEIVE:


(a)      greater than $91.4713                               .7692 shares of common stock of CIBER
(b)      less than $91.4713 but greater than                 a  fractional  share of the common stock of
         $70.3625                                            CIBER equal to $70.3625 one

(c)      less  than  $70.3625  but  greater  than or         one share of common stock of CIBER
         equal to  $54.125
(d)      less than $54.125 but greater than                  a number of shares of common stock
         $51.4188                                            equal to $54.125, based on the maturity
                                                             price
(e)      less than $51.4188                                  1.0526 shares of common stock of CIBER


               INVESTING IN THE STRYPES INVOLVES RISKS, INCLUDING
              THE RISK THAT YOUR INVESTMENT MAY RESULT IN A LOSS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         The STRYPES are listed on the NYSE under the trading symbol "BOB".

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The sale price of the STRYPES will be the prevailing price at the time of sale.
                                   -----------

                               MERRILL LYNCH & CO.
                                   -----------

                  The date of this prospectus is June 24, 1999.
"STRYPES" and "Structured Yield Product Exchangeable for Stock" are registered service marks owned by ML&Co.



                                TABLE OF CONTENTS
                                -----------------
                                                                      Page
                                                                      ----

RISK FACTORS.............................................................3

MERRILL LYNCH & CO., INC.................................................7

RATIO OF EARNINGS TO FIXED CHARGES.......................................8

CIBER, INC...............................................................9

DESCRIPTION OF THE STRYPES...............................................9

OTHER TERMS.............................................................18

CERTAIN ARRANGEMENTS WITH THE CONTRACTING STOCKHOLDER...................22

WHERE YOU CAN FIND MORE INFORMATION.....................................22

INCORPORATION OF INFORMATION WE FILE WITH THE SEC.......................24

PLAN OF DISTRIBUTION....................................................24

EXPERTS.................................................................25







                                  RISK FACTORS

         Your investment in the STRYPES will involve risks. You should carefully consider the following discussion of risks before investing in the STRYPES. In addition, you should reach an investment decision with regard to the STRYPES only after consulting with your legal and tax advisers and considering the suitability of the STRYPES in the light of your particular circumstances.

YOU MAY SUFFER A LOSS ON YOUR INVESTMENT

         You should be aware that at maturity the amount you will receive may be less than the amount you paid for the STRYPES, which was $54.125 per STRYPES. Although your investment in the STRYPES may be protected from a depreciation in the value of the common stock of CIBER, if the maturity price does not fall below the downside protection threshold price of $51.4188, you will have only limited protection from a depreciation below 95% of the initial price of $54.125. If the maturity price of the common stock of CIBER is less than the downside protection threshold price, the amount you may receive on the maturity date will be less than the issue price you paid for the STRYPES and, therefore, your investment in the STRYPES will result in a loss to you. Accordingly, you assume the risk that the market value of the common stock of CIBER may decline below 95% of the initial price of $54.125, and that the decline could be substantial.

YOUR INVESTMENT IN THE STRYPES MAY DIFFER FROM AN INVESTMENT IN OTHER DEBT SECURITIES

         The terms of the STRYPES differ from those of ordinary debt securities because the value of the common stock of CIBER or the equivalent amount in cash that you will receive on the maturity date is not fixed, but is based on the maturity price of the common stock of CIBER. Please review the section entitled "Description of the STRYPES".

THERE MAY BE A LIMITED OPPORTUNITY FOR EQUITY APPRECIATION

         Your opportunity for equity appreciation may be greater if you made a direct investment in the common stock of CIBER because the amount you may receive on the maturity date will exceed the initial appreciation cap of $70.3625, which represents an appreciation of 30% over the initial price of $54.125, only if the maturity price of the common stock of CIBER exceeds the threshold appreciation price of $91.4713, which represents an appreciation of 69% over the initial price. Moreover, you will be entitled to receive on the maturity date only 76.92%, which is the percentage equal to the initial appreciation cap of $70.3625 divided by the threshold appreciation price of $91.4713, of any appreciation of the value of common stock of CIBER above the threshold appreciation price.

         Because the price of the common stock of CIBER is subject to market fluctuations, the value of the common stock of CIBER or the amount of cash you may receive on the maturity date may be more or less than the issue price of the STRYPES. If the maturity price is less than the downside protection threshold price, you will have only limited protection from a depreciation below 95% of the initial price of $54.125. Please review the section entitled "Description of the STRYPES".

THERE ARE MANY FACTORS AFFECTING THE TRADING PRICES OF THE STRYPES

         The trading prices of the STRYPES in the secondary market will be directly affected by the trading prices of the common stock of CIBER in the secondary market. It is impossible to predict whether the price of the common stock of CIBER will rise or fall because several factors may influence the trading prices of the common stock of CIBER. These factors include:

     o        CIBER 's operating results and prospects,

     o complex and interrelated political, economic, financial and other factors and market conditions that can affect (1) the capital markets generally, (2) the market segment of which CIBER is a part, or (3) the NYSE, on which the common stock of CIBER is traded, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of the common stock of CIBER in the market subsequent to the offering of the STRYPES or the perception that these sales could occur, and

     o other events that are difficult to predict and are beyond our control.

THERE MAY BE ILLIQUIDITY OF THE STRYPES IN THE SECONDARY MARKET

         It is not possible to predict how the STRYPES will trade in the secondary market or whether the secondary market for the STRYPES will be liquid or illiquid. The STRYPES are novel securities and there is currently no secondary market for the STRYPES. Although the STRYPES are listed on the NYSE under the symbol "BOB", you cannot assume

     o   that an active trading market for the STRYPES will develop,

     o   that listing on the NYSE will provide you with liquidity of investment,

     o   that the STRYPES will not later be delisted or

     o   that trading of the STRYPES on the NYSE will not be suspended.

         If the NYSE delists the STRYPES or suspends the trading of the STRYPES, we will apply for listing of the STRYPES on another national securities exchange or for quotation on another trading market. If the STRYPES are not listed or traded on any securities exchange or trading market, or if trading of the STRYPES is suspended, it may be more difficult to obtain pricing information for the STRYPES and the liquidity of the STRYPES may be adversely affected.

INVESTING IN THE STRYPES MAY AFFECT THE MARKET FOR THE COMMON STOCK OF CIBER

         Any market that develops for the STRYPES is likely to influence and be influenced by the market for common stock of CIBER. For example, the price of common stock of CIBER could become more volatile and could be depressed

     o by investors' anticipation of the potential distribution into the market of substantial amounts of common stock of CIBER on the maturity date,

     o by possible sales of common stock of CIBER by investors who view the STRYPES as a more attractive means of equity participation in CIBER, and

     o        by  hedging  or  arbitrage   trading  activity  that  may  develop
              involving the STRYPES and the common stock of CIBER.

AS A HOLDER OF STRYPES, YOU HAVE NO STOCKHOLDER'S RIGHTS WITH RESPECT TO THE COMMON STOCK OF CIBER

         You will not be entitled to any rights, including voting rights and rights to receive any dividends, interest or other distributions, with respect to the common stock of CIBER until we have delivered the shares of common stock of CIBER on the maturity date. In addition, you will not be entitled to any rights if the applicable record date for the exercise of any rights occurs before we deliver the shares. For example, if an amendment is proposed to the amended and restated certificate of incorporation of CIBER and the record date for determining the stockholders of record entitled to vote on the amendment occurs before we deliver the shares of common stock of CIBER, you, as a holder of the STRYPES, will not be entitled to vote on the proposed amendment.

CIBER HAS NO OBLIGATIONS WITH RESPECT TO THE STRYPES

         We are not affiliated with CIBER. CIBER has no obligations with respect to the STRYPES or amounts to be paid to you, including any obligation to take our needs or yours, as a holder of the STRYPES, into consideration for any reason. CIBER will not receive any of the proceeds of this offering of the STRYPES. CIBER is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of the STRYPES to be issued, or the determination or calculation of the amount you will receive, as a holder of the STRYPES, on the maturity date. In addition, CIBER is not involved with the administration or trading of the STRYPES.

THERE MAY BE A DILUTION OF COMMON STOCK OF CIBER

         The number of shares of common stock of CIBER or the equivalent amount of cash that you are entitled to receive on the maturity date is subject to adjustment for events such as:

     o a merger or consolidation in which CIBER is not the surviving or resulting corporation,

     o   a sale or transfer of substantially all of the assets of CIBER,

     o   the liquidation, dissolution, winding up or bankruptcy of CIBER,

     o   stock splits and combinations, stock dividends, and

     o   other actions of CIBER that modify its capital structure.

Please review the section entitled "Description of the STRYPES--Dilution Adjustments".

         The number of shares of common stock of CIBER or the cash amount that you may receive as a holder of the STRYPES on the maturity date will not be adjusted for other events not specifically provided, such as offerings of common stock of CIBER by CIBER for cash or in connection with acquisitions.

         In addition, no adjustments will be made for any sales of common stock of CIBER by any principal stockholder of CIBER, including the contracting stockholder. The contracting stockholder is Bobby G. Stevenson, who individually and as settlor, beneficiary and trustee of the 1998 Bobby G. Stevenson Revocable Trust, is the contracting stockholder. At December 31, 1997, the contracting stockholder owned beneficially approximately 27% of the outstanding common stock of CIBER. CIBER is not restricted from issuing additional shares of common stock of CIBER during the term of the STRYPES. Because the contracting stockholder can exercise significant influence on the business and affairs of CIBER, any decision to issue additional shares of common stock of CIBER will be influenced by the contracting stockholder. The principal stockholders of CIBER, including the contracting stockholder, are also not precluded from selling shares of common stock of CIBER under Rule 144 under the Securities Act or by causing CIBER to register shares.

         Neither CIBER nor any stockholder of CIBER, including the contracting stockholder, has any duty or obligation to consider the interests of the holders of the STRYPES for any reason. Additional issuances or sales may materially and adversely affect the price of the common stock of CIBER. Because of the relationship of the number of shares of common stock of CIBER or the cash amount you will receive on the maturity date to the price of the common stock of CIBER, other events may adversely affect the trading price of the STRYPES. You cannot assume that CIBER will not take any of the foregoing actions or that CIBER or any of its principal stockholders, including the contracting stockholder, it will not make offerings of, or that will not sell any, common stock of CIBER in the future, or as to the amount of any such offerings or sales.

THE TAX TREATMENT OF STRYPES IS UNCERTAIN

         Because of an absence of authority as to the proper characterization of the STRYPES, their ultimate tax treatment is uncertain. Accordingly, you cannot assume that any particular characterization and tax treatment of the STRYPES will be accepted by the Internal Revenue Service or upheld by a court. However, it is the opinion of Brown & Wood LLP, counsel to ML&Co., that the characterization and tax treatment of the STRYPES described in this prospectus, while not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the IRS, will not result in the imposition of penalties. Under the 1983 indenture, which is more fully described in this prospectus, if you are subject to United States Federal income tax, you must include currently in income, for United States Federal income tax purposes, payments denominated as interest that are made with respect to a STRYPES in accordance with your regular method of tax accounting. In addition, ML&Co. and you, as a holder of the STRYPES, are required to treat each STRYPES for tax purposes as a unit consisting of:

     o a debt instrument with a fixed principal amount unconditionally payable on the maturity date equal to the issue price of the STRYPES and bearing interest at the stated interest rate on the STRYPES and

     o a forward purchase contract under which you agree to use the principal payment due on the debt instrument to purchase on the maturity date the common stock of CIBER which ML&Co. is obligated to deliver at that time, subject to ML&Co.'s right to deliver cash instead of common stock of CIBER.

         Upon the acquisition of a STRYPES and upon your sale or other disposition of a STRYPES before the maturity date, the amount paid or realized be allocated between the debt instrument and the forward contract based upon their relative fair market values, as determined on the date of acquisition or disposition. For these purposes, with respect to acquisitions of STRYPES in connection with the original issuance thereof, ML&Co. and you agree, under the terms of the 1983 indenture, to assign $56.78 or 104.91% of the initial purchase price of a STRYPES to the debt instrument and to assign $2.655 or 4.91% of the initial purchase price of a STRYPES to the forward contract.

         Because the appropriate character and timing of income, gain or loss to be recognized on a STRYPES is uncertain, you should consult your own tax advisors concerning the application of the United States Federal income tax laws to your particular situation and any consequences of the purchase, ownership and disposition of the STRYPES arising under the laws of any other taxing jurisdiction.

OUR HOLDING COMPANY STRUCTURE MAY AFFECT YOUR RIGHT TO PARTICIPATE IN ANY DISTRIBUTION OF ASSETS OF ANY SUBSIDIARY

         Since  we are a  holding  company,  our  right  and  the  right  of our creditors, including you, as a holder of STRYPES, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent a bankruptcy court may recognize our claims as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to us are restricted by net capital requirements under the Exchange Act and under rules of exchanges and other regulatory bodies.






                            MERRILL LYNCH & CO., INC

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

     o   securities brokerage, trading and underwriting;

     o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

     o asset management and other investment advisory and recordkeeping services;

     o trading and brokerage of swaps, options, forwards, futures and other derivatives;

     o   securities clearance services;

     o   equity, debt and economic research;

     o banking, trust and lending services, including mortgage lending and related services; and

     o   insurance sales and underwriting services.

         We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is
(212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the STRYPES described in this prospectus.





                       RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:




                                                                                            FOR THE THREE
                                                    YEAR ENDED LAST FRIDAY IN DECEMBER       MONTHS ENDED
                                                 1994     1995     1996     1997     1998   MARCH 26, 1999
                                                 ----     ----     ----     ----     ----   --------------

Ratio of earnings to fixed charges(a).........    1.2      1.2      1.2      1.2      1.1         1.3


----------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.



                                   CIBER, INC.

         CIBER is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions for "business/IT" problems, package software implementation services, system life-cycle project responsibility, millennium date change conversion services and networking procurement and engineering services. CIBER's revenues are generated from two areas, the CIBER Information Services ("CIS") Division and CIBER's Solutions Consulting Group ("CIBER Solutions"). The CIS Division provides application software development and maintenance services and, through its CIBR2000 Division, millennium date change solutions. CIBER Solutions provides services through CIBER's wholly-owned subsidiaries Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and system integration services. BIT specializes in the implementation and integration of human resource and financial software application products, plus workflow automation and manufacturing/distribution software systems, primarily for client/server networks. A substantial portion of BIT's revenues is derived from assisting clients implementing PeopleSoft, Inc. software. CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance, with services including Internet and intranet connectivity.

         CIBER is subject to the informational requirements of the Exchange Act. Accordingly, CIBER files reports, proxy and information statements and other information with the SEC. Copies of such material can be inspected and copied at the public reference facilities maintained by the SEC. Reports, proxy and information statements and other information concerning CIBER may also be inspected at the offices of the NYSE. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including CIBER, that file electronically with the SEC.

         ML&CO. IS NOT AFFILIATED WITH CIBER, AND CIBER HAS NO OBLIGATIONS WITH RESPECT TO THE STRYPES. THIS PROSPECTUS RELATES ONLY TO THE STRYPES OFFERED HEREBY AND DOES NOT RELATE TO THE COMMON STOCK OF CIBER. CIBER HAS FILED A REGISTRATION STATEMENT ON FORM S-3 WITH THE SEC WITH RESPECT TO THE SHARES OF COMMON STOCK OF CIBER THAT MAY BE RECEIVED BY A HOLDER OF STRYPES ON THE MATURITY DATE. THE PROSPECTUS OF CIBER CONSTITUTING A PART OF SUCH REGISTRATION STATEMENT INCLUDES INFORMATION RELATING TO CIBER AND THE COMMON STOCK OF CIBER, AS WELL AS A DISCUSSION OF CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN COMMON STOCK OF CIBER. THE PROSPECTUS OF CIBER DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS NOR IS IT INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                           DESCRIPTION OF THE STRYPES

         ML&Co. issued the STRYPES as a series of Senior Debt Securities issued under the 1983 indenture, which is more fully described in this prospectus. The following summary of material provisions of the 1983 indenture does not purport to be complete and is qualified in its entirety by reference to the 1983 indenture. A copy of the 1983 indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

         Each STRYPES, which was issued at an issue price of $54.125 (the "INITIAL PRICE"), bears interest at the rate of 7 7/8% of the issue price per annum, or $4.2623 per annum, from January 30, 1998, or from the most recent Interest Payment Date to which interest has been paid or provided for, until the maturity date or the earlier date on which the issue price of the STRYPES is repaid pursuant to the terms of the STRYPES. Interest on the STRYPES is payable in cash quarterly in arrears on February 1, May 1, August 1 and November 1, beginning May 1, 1998, and on the maturity date (each, an "INTEREST PAYMENT DATE"), to the persons in whose names the STRYPES are registered at the close of business on the fifteenth calendar day, whether or not a Business Day, immediately preceding the Interest Payment Date. Interest on the STRYPES will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on the Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, and no additional interest will accrue as a result of the delayed payment.

         The maturity date of the STRYPES is February 1, 2001. On the maturity date, ML&Co. will pay and discharge each STRYPES by delivering to the holder of the STRYPES a number of shares of common stock of CIBER, subject to ML&Co.'s right to deliver, with respect to all, but not less than all, shares of common stock of CIBER deliverable on the maturity date, cash with an equal value. The number of shares that ML&Co. will deliver is referred to in this prospectus as the "PAYMENT RATE". ML&Co. will determine the Payment Rate according to the following PAYMENT RATE FORMULA, which is subject to adjustment as a result of dilution events described in this prospectus.

     (a) If the Maturity Price (as defined below) is greater than or equal to $91.4713 (the "THRESHOLD APPRECIATION PRICE"), the holder of STRYPES will receive 0.7692 shares of common stock of CIBER per STRYPES;

     (b) If the Maturity Price is less than the Threshold Appreciation Price but is greater than $70.3625 (the "INITIAL APPRECIATION CAP"), the holder of STRYPES will receive a fractional share of common stock of CIBER per STRYPES so that the value of the fractional share, which will be determined based on the Maturity Price, equals the Initial Appreciation Cap;

     (c) If the Maturity Price is less than or equal to the Initial Appreciation Cap but is greater than or equal to the Initial Price, the holder of STRYPES will receive one share of common stock of CIBER per STRYPES;

     (d) If the Maturity Price is less than the Initial Price but is greater than or equal to $51.4188 (the "DOWNSIDE PROTECTION THRESHOLD PRICE"), the holder of STRYPES will receive a number of shares of common stock of CIBER per STRYPES so that the value of the shares, which will be determined based on the Maturity Price, equals the Initial Price; and

     (e) If the Maturity Price is less than the Downside Protection Threshold Price, the holder of STRYPES will receive 1.0526 shares of common stock of CIBER per STRYPES.

THE MATURITY PRICE WILL REPRESENT A DETERMINATION OF THE VALUE OF A SHARE OF COMMON STOCK OF CIBER IMMEDIATELY BEFORE THE MATURITY DATE. YOU, AS A HOLDER OF THE STRYPES, CANNOT ASSUME THAT THE AMOUNT YOU WILL RECEIVE ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF THE STRYPES. IF THE MATURITY PRICE OF THE COMMON STOCK OF CIBER IS LESS THAN THE DOWNSIDE PROTECTION THRESHOLD PRICE, THE AMOUNT YOU WILL RECEIVE ON THE MATURITY DATE WILL BE LESS THAN THE ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE YOUR INVESTMENT IN STRYPES WILL RESULT IN A LOSS. The numbers of shares of common stock of CIBER per STRYPES specified in clauses (a), (c) and (e) of the Payment Rate Formula are referred to in this prospectus as the "SHARE COMPONENTS".

         Notwithstanding the foregoing, ML&Co. may, in lieu of delivering shares of common stock of CIBER, deliver cash in an amount equal to the value of the number of shares of common stock of CIBER at the Maturity Price, subject to ML&Co.'s agreement contained in the forward purchase contract to deliver on the maturity date the form of consideration that the ML&Co. Subsidiary receives from the contracting stockholder. The right to deliver cash, if exercised by ML&Co., must be exercised with respect to all shares of common stock of CIBER otherwise deliverable on the maturity date in payment of all Outstanding STRYPES. On or before the sixth Business Day before the maturity date, ML&Co. will notify the Securities Depository and the trustee and publish a notice in The Wall Street Journal or another daily newspaper of national circulation stating whether the STRYPES will be paid and discharged with shares of common stock of CIBER or cash. At the time the notice is published, the Maturity Price will not have been determined. If ML&Co. delivers shares of common stock of CIBER, holders of the STRYPES will be responsible for the payment of any and all brokerage costs upon the subsequent sale of the common stock.

         The "MATURITY PRICE" means the average Closing Price per share of common stock of CIBER on the 20 Trading Days immediately before, but not including, the second Trading Day preceding the maturity date.

         The "CLOSING PRICE" of any security on any date of determination  means
(1) the closing sale price or, if no closing price is reported, the last reported sale price, of such security on the NYSE on such date, or (2) if such security is not listed for trading on the NYSE on any date of determination, as reported in the composite transactions for the principal United States securities exchange on which the security is so listed, or (3) if the security is not so listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, (4) or if the security is not so reported, the last quoted bid price for the security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (5) if the bid price is not available, the market value of the security on the date of determination as determined by a nationally recognized independent investment banking firm retained for this purpose by ML&Co. In the event that the Payment Rate Formula is adjusted as described under "-Dilution Adjustments" below, each of the Closing Prices used in determining the Maturity Price will be similarly adjusted to derive, for purposes of determining which clause of the Payment Rate Formula will apply on the maturity date, a Maturity Price stated on a basis comparable to the Downside Protection Threshold Price, the Initial Price, the Initial Appreciation Cap and the Threshold Appreciation Price.

         A "TRADING DAY" means a day on which the security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the security.

         The term "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a day on which the NYSE or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.



HYPOTHETICAL PAYMENTS AT MATURITY

         For illustrative purposes only, the following table shows the number of shares of common stock of CIBER or the amount of cash that a holder of STRYPES would receive for each STRYPES at various hypothetical Maturity Prices. The table assumes that there will be no dilution adjustments to the Payment Rate Formula as described below. Given the Downside Protection Threshold Price of $51.42, the Initial Price of $54.13, the Initial Appreciation Cap of $70.36 and the Threshold Appreciation Price of $91.47, a STRYPES holder would receive on the maturity date the following number of shares of common stock of CIBER or, if ML&Co. elects to pay and discharge the STRYPES with cash, the amount of cash per
STRYPES:


   MATURITY PRICE
         OF                NUMBER OF
  COMMON STOCK OF          SHARES OF
       CIBER         COMMON STOCK OF CIBER     AMOUNT OF CASH*
  ---------------    ---------------------     ---------------
       $45.13                1.0526                 $47.50
        49.13                1.0526                  51.71
        51.42                1.0526                  54.13
        52.13                1.0384                  54.13
        54.13                1.0000                  54.13
        59.13                1.0000                  59.13
        64.13                1.0000                  64.13
        70.36                1.0000                  70.36
        74.13                0.9492                  70.36
        79.13                0.8893                  70.36
        84.13                0.8364                  70.36
        91.47                0.7692                  70.36
        94.13                0.7692                  72.40
        99.13                0.7692                  76.25

-----------
* The preceding table does not take into account interest payable on the STRYPES. Dollar amounts in the table have been rounded to two decimal places and share amounts have been rounded to four decimal places.



DILUTION ADJUSTMENTS

         The Payment Rate Formula is subject to adjustment if CIBER shall:

         (1) pay a stock dividend or make a distribution with respect to common stock of CIBER in shares of the stock;

         (2) subdivide or split the outstanding shares of common stock of CIBER into a greater number of shares;

         (3) combine the outstanding shares of common stock of CIBER into a smaller number of shares;

         (4) issue by reclassification of shares of common stock of CIBER any shares of common stock of CIBER;

         (5) issue rights or warrants to all holders of common stock of CIBER entitling them to subscribe for or purchase shares of common stock of CIBER at a price per share less than the then current market price of the common stock of CIBER, other than rights to purchase common stock of CIBER pursuant to a plan for the reinvestment of dividends or interest; or

         (6) pay a dividend or make a distribution to all holders of common stock of CIBER of evidences of its indebtedness or other assets, excluding any stock dividends or distributions referred to in clause (1) above or any cash dividends other than any Extraordinary Cash Dividend (as defined below), or issue to all holders of common stock of CIBER rights or warrants to subscribe for or purchase any of its securities, other than those referred to in clause (5) above.

         In the case of the events referred to in clauses (1), (2), (3) and (4) above, the Payment Rate Formula shall be adjusted so that each holder of any STRYPES shall thereafter be entitled to receive, upon payment and discharge of the STRYPES, the number of shares of common stock of CIBER or, in the case of a reclassification referred to in clause (4) above, the number of shares of other common stock of CIBER issued pursuant to the reclassification, which the holder would have owned or been entitled to receive immediately following any event had the STRYPES been paid and discharged immediately before the event in clauses
(1), (2), (3) and (4) or any record date with respect to the event.

         In the case of the event referred to in clause (5) above, the Payment Rate Formula shall be adjusted by multiplying each of the Share Components in the Payment Rate Formula in effect immediately before the date of issuance of the rights or warrants referred to in clause (5) above by a fraction, (A) the numerator of which shall be the number of shares of common stock of CIBER outstanding on the date of issuance of the rights or warrants, immediately before the issuance, plus the number of additional shares of common stock of CIBER offered for subscription or purchase pursuant to the rights or warrants, and (B) the denominator of which shall be the number of shares of common stock of CIBER outstanding on the date of issuance of the rights or warrants, immediately before the issuance, plus the number of additional shares of common stock of CIBER which the aggregate offering price of the total number of shares of common stock of CIBER so offered for subscription or purchase pursuant to the rights or warrants would purchase at the current market price, which shall be determined by multiplying the total number of shares by the exercise price of the rights or warrants and dividing the product so obtained by the current market price. The current market price shall be the average Closing Price per share of common stock of CIBER on the 20 Trading Days immediately before the date the rights or warrants are issued, subject to certain adjustments. To the extent that shares of common stock of CIBER are not delivered after the expiration of the rights or warrants, the Payment Rate Formula shall be readjusted to the Payment Rate Formula which would then be in effect had the adjustments for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock of CIBER actually delivered.

         In the case of the event referred to in clause (6) above, the Payment Rate Formula shall be adjusted by multiplying each of the Share Components in the Payment Rate Formula in effect on the record date referred to below by a fraction, (A) the numerator of which shall be the market price per share of the common stock of CIBER on the record date for the determination of stockholders entitled to receive the dividend or distribution or the rights or warrants referred to in clause (6) above, and(B) the denominator of which shall be the market price per share of common stock of CIBER less the fair market value as of the record date of the portion of the assets or evidences of indebtedness to be distributed or of the subscription rights or warrants applicable to one share of common stock of CIBER. The market price in the above fraction shall be the average Closing Price per share of common stock of CIBER on the 20 Trading Days immediately before the record date, subject to certain adjustments. The Board of Directors of ML&Co. shall determine the fair market value in the above fraction; their determination of the fair market value shall be conclusive and described in a resolution adopted with respect thereto.

         An "EXTRAORDINARY CASH DIVIDEND" means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends on the common stock of CIBER occurring in the 12-month period, excluding any the dividends occurring in the period for which a prior adjustment to the Payment Rate Formula was previously made, exceeds on a per share basis 10% of the average of the Closing Prices per share of the common stock of CIBER over the 12-month period. All adjustments to the Payment Rate Formula will be calculated to the nearest 1/10,000th of a share of common stock of CIBER or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share. No adjustment in the Payment Rate Formula shall be required unless the adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Payment Rate Formula as described above, an adjustment will also be made to the Maturity Price solely to determine which clause of the Payment Rate Formula will apply on the maturity date. The required adjustment to the Maturity Price will be made by multiplying each of the Closing Prices used in determining the Maturity Price by a fraction, the numerator of which shall be the Share Component in clause (c) of the Payment Rate Formula immediately after the adjustment described above, and the denominator of which shall be the Share Component in clause (c) of the Payment Rate Formula immediately before the adjustment described above. Each adjustment to the Payment Rate Formula shall be made successively.

         In the event of a  "REORGANIZATION EVENT", which is

     (A) any consolidation or merger of CIBER, or any surviving entity or subsequent surviving entity of CIBER (a "CIBER Successor"), with or into another entity, other than a consolidation or merger in which CIBER is the continuing corporation and in which the common stock of CIBER outstanding immediately before the consolidation or merger is not exchanged for cash, securities or other property of CIBER or another corporation,

     (B) any sale, transfer, lease or conveyance to another entity of the property of CIBER or any CIBER Successor as an entirety or substantially as an entirety,

     (C) any statutory exchange of securities of CIBER or any CIBER Successor with another entity, other than in connection with a merger or acquisition, or

     (D) any liquidation, dissolution, winding up or bankruptcy of CIBER or any CIBER Successor,

the Payment Rate Formula used to determine the amount payable on the maturity date for each STRYPES will be adjusted to provide that each holder of STRYPES will receive cash on the maturity date for each STRYPES. The holder will receive cash in an amount equal to

     (a) if the Transaction Value (as defined below) is greater than or equal to the Threshold Appreciation Price, 0.7692, subject to adjustment in the same manner and to the same extent as the Share Components in the Payment Rate Formula are adjusted as described above, multiplied by the Transaction Value,

     (b)          if  the   Transaction   Value  is  less  than  the   Threshold
                  Appreciation Price but greater than the Initial Appreciation Cap, the Initial Appreciation Cap,

     (c) if the Transaction Value is less than or equal to the Initial Appreciation Cap but is greater than or equal to the Initial Price, the Transaction Value,

     (d) if the Transaction Value is less than the Initial Price but is greater than or equal to the Downside Protection Threshold Price, the Initial Price and

     (e) if the Maturity Price is less than the Downside Protection Threshold Price, 1.0526, subject to adjustment in the same manner and to the same extent as the Share Components in the
                  Payment Rate Formula are adjusted as described above, multiplied by the Transaction Value.

         "TRANSACTION VALUE" means (1) for any cash received in any the Reorganization Event, the amount of cash received per share of common stock of CIBER, (2) for any property other than cash or securities received in any Reorganization Event, an amount equal to the market value on the third Business Day preceding the maturity date of the property received per share of common stock of CIBER as determined by a nationally recognized independent investment banking firm retained for this purpose by ML&Co. and (3) for any securities received in any Reorganization Event, an amount equal to the average Closing Price per unit of the securities on the 20 Trading Days immediately before, but not including, the second Trading Day preceding the maturity date multiplied by the number of the securities, subject to adjustment on a basis consistent with the adjustment provisions described above, received for each share of common stock of CIBER; provided, however, if one or more adjustments to the Payment Rate Formula shall have become effective before the effective date for the Reorganization Event, then the Transaction Value determined in accordance with the foregoing shall be adjusted by multiplying the Transaction Value by the Share Component in clause (c) of the Payment Rate Formula immediately before the effective date for the Reorganization Event. Notwithstanding the foregoing, if any Marketable Securities (as defined below) are received by holders of common stock of CIBER in the Reorganization Event, then in lieu of delivering cash as provided above, ML&Co. may at its option deliver a proportional amount of the Marketable Securities. If ML&Co. elects to deliver Marketable Securities, holders of the STRYPES will be responsible for the payment of any and all brokerage and other transactional costs upon the sale of the securities.

         "MARKETABLE SECURITIES" means any securities listed on a U.S. national securities exchange or reported by NASDAQ.

         No adjustments will be made for other events, such as offerings of common stock of CIBER by CIBER for cash or in connection with acquisitions. Likewise, no adjustments will be made for any sales of common stock of CIBER by any principal stockholder of CIBER, including the contracting stockholder.

         ML&Co. is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Payment Rate Formula or, if ML&Co. is not aware of the occurrence of an event, as soon as practicable after becoming so aware, to provide written notice to the trustee and to the holders of the STRYPES of the occurrence of the event and a statement in reasonable detail setting forth the adjusted Payment Rate Formula and the method by which the adjustment to the Payment Rate Formula was determined; provided that, in respect of any adjustment to the Maturity Price, the notice will only disclose the factor by which each of the Closing Prices used in determining the Maturity Price is to be multiplied in order to determine the Payment Rate on the maturity date. Until the maturity date, the Payment Rate itself cannot be determined.

SECURITIES DEPOSITORY

         Description of the Global Securities

         The STRYPES are represented by one or more fully registered global securities. Each global security has been deposited with, or on behalf of, The Depository Trust Company or DTC (DTC, together with any successor thereto, being a "depositary"), as depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for STRYPES in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the STRYPES represented by a global security for all purposes under the 1983 indenture. Except as provided below, the beneficial owners of the STRYPES represented by a global security are not entitled to have the STRYPES represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the STRYPES in definitive form and are not considered the owners or holders under the 1983 indenture, including for purposes of receiving any reports delivered by ML&Co. or the trustee pursuant to the 1983 indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant of DTC on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the 1983 indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC Procedures

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the STRYPES. The STRYPES have been issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities have been issued for the STRYPES in the aggregate principal amount of such issue, and has been deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of STRYPES under DTC's system must be made by or through direct participants, which will receive a credit for the STRYPES on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the STRYPES are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all STRYPES deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of STRYPES with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the STRYPES; DTC's records reflect only the identity of the direct participants to whose accounts such STRYPES are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the STRYPES. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the STRYPES are credited on the record date.

         Principal, premium, if any, and/or interest, if any, payments on the STRYPES will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

         EXCHANGE FOR CERTIFICATED SECURITIES

         If

     (a) the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

     (b) ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, and

     (c) an Event of Default under the 1983 indenture has occurred and is continuing with respect to the STRYPES,

the global securities will be exchangeable for STRYPES in definitive form of like tenor and of an equal aggregate principal amount. The definitive STRYPES will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         In  addition,  ML&Co.  may decide to  discontinue  use of the system of
book-entry  transfers  through  the  depositary.   In  that  event,  STRYPES  in
definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.


FRACTIONAL SHARES

         No fractional shares of common stock of CIBER will be delivered if ML&Co. pays and discharges the STRYPES by delivering shares of common stock of CIBER. In lieu of any fractional share otherwise deliverable in respect of all STRYPES of any holder on the maturity date, the holder shall be entitled to receive an amount in cash equal to the value of the fractional share at the Maturity Price.


NO REDEMPTION, SINKING FUND OR PAYMENT BEFORE MATURITY

         The STRYPES are not subject to redemption before the maturity date at the option of ML&Co. and do not contain sinking fund or other mandatory redemption provisions. The STRYPES are not subject to payment before the maturity date at the option of the holder.


RANKING

         The STRYPES are unsecured obligations and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co.

         There are no contractual restrictions on the ability of ML&Co. or its subsidiaries to incur additional secured or unsecured debt. However, borrowings by certain subsidiaries, including MLPF&S, are restricted by net capital requirements under the Exchange Act and under rules of exchanges and other regulatory bodies.


LISTING

         The STRYPES are listed on the NYSE under the trading symbol "BOB".

                                   OTHER TERMS

         ML&Co. issued the STRYPES as a series of senior debt securities under the 1983 indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 indenture is filed as an exhibit to the registration statement relating to the STRYPES of which this prospectus is a part. The following summaries of the material provisions of the 1983 indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 indenture, including the definitions of terms in the 1983 indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 indenture.

         The 1983 indenture and the STRYPES are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

     o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

     o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

     o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

     o pay any amounts due and payable or deliverable with respect to all the Senior Debt Securities; and

     o perform and observe all of ML&Co.'s obligations under the 1983 indenture, and

     o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 indenture.

MODIFICATION AND WAIVER

         ML&Co. and the trustee may modify and amend the 1983 indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of debt securities affected. However, without the consent of each holder of any outstanding debt security affected, no amendment or modification to any Indenture may:

     o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

     o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

     o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

     o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 indenture; or

     o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 indenture and waive compliance by ML&Co. with provisions in the 1983 indenture, except as described under "--Events of Default".




EVENTS OF DEFAULT

         Each of the following will be Events of Default with respect to senior debt securities of any series:

     o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

     o   default in the payment of any principal or premium when due;

     o   default in the deposit of any sinking fund payment, when due;

     o default in the performance of any other obligation of ML&Co. contained in the 1983 indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 indenture;

     o   specified events in bankruptcy, insolvency or reorganization of ML&Co.;
         and

     o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 indenture.

If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of that series may waive any Event of Default with respect to that series, except a default:

     o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

     o in respect of an obligation or provision of any Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each series of debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 indenture. Before proceeding to exercise any right or power under the 1983 indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The STRYPES and other series of senior debt securities issued under the 1983 indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 indenture.





              CERTAIN ARRANGEMENTS WITH THE CONTRACTING STOCKHOLDER

         Pursuant to the forward purchase contract, the contracting stockholder is obligated to deliver to the ML&Co. Subsidiary on the Business Day immediately preceding the maturity date a number of shares of common stock of CIBER equal to the number required by ML&Co. to pay and discharge all of the STRYPES, including any STRYPES issued pursuant to the over-allotment option granted by ML&Co. to the Underwriter. In lieu of delivering shares of common stock of CIBER on the Business Day immediately preceding the maturity date, the contracting stockholder has the right to satisfy his obligation under the forward purchase contract by delivering cash in an amount equal to the value of the number of shares of common stock of CIBER at the Maturity Price. The right to deliver cash, if exercised by the contracting stockholder, must be exercised with respect to all shares of common stock of CIBER then deliverable pursuant to the forward purchase contract. Under the forward purchase contract, ML&Co. has agreed to pay and discharge the STRYPES by delivering to the holders thereof on the maturity date the form of consideration that the ML&Co. Subsidiary receives from the contracting stockholder.

         The consideration to be paid by the ML&Co. Subsidiary under the forward purchase contract is $71,315,820 in the aggregate which was paid to the contracting stockholder on January 30, 1998. No other consideration is payable by the ML&Co. Subsidiary to the contracting stockholder in connection with its acquisition of the common stock of CIBER or the performance of the forward purchase contract by the contracting stockholder. ML&Co. has agreed with the contracting stockholder that, without the prior consent of the contracting stockholder, it will not amend, modify or supplement the 1983 indenture or the STRYPES in any respect that would adversely affect any obligation of the contracting stockholder under the forward purchase contract, including, without limitation, increasing the consideration that the contracting stockholder is obligated to deliver pursuant to the forward purchase contract.

         Until such time, if any, as the contracting stockholder shall have delivered shares of common stock of CIBER to the ML&Co. Subsidiary pursuant to the terms of the forward purchase contract, the contracting stockholder will retain all ownership rights with respect to the common stock of CIBER held by him. The ownership rights include, among others, voting rights and rights to receive any dividends or other distributions.

         The contracting stockholder has no duties or obligations with respect to the STRYPES or amounts to be paid to holders thereof, including any duty or obligation to take the needs of ML&Co. or holders of the STRYPES into consideration in determining whether to deliver shares of common stock of CIBER or cash or for any other reason. The forward purchase contract among ML&Co., the ML&Co. Subsidiary, The Bank of New York, as agent for and on behalf of the ML&Co. Subsidiary, and the contracting stockholder is a commercial transaction and does not create any rights in, or for the benefit of, any third party, including any holder of STRYPES.

         To the extent that the contracting stockholder does not perform under the forward purchase contract, ML&Co. will be required to otherwise acquire shares of common stock of CIBER for delivery to holders of the STRYPES on the maturity date, unless, in the case of shares deliverable on the maturity date, it elects to exercise its option to deliver cash with an equal value.

         Merrill Lynch Capital Corporation, a wholly owned subsidiary of ML&Co., has entered into a secured loan agreement with Bobby G. Stevenson, as trustee of the 1998 Bobby G. Stevenson Revocable Trust. Under the loan agreement, Mr. Stevenson, as trustee of the 1998 Bobby G. Stevenson Revocable Trust, will borrow approximately $20,567,930 for a term of three years.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the STRYPES and other securities. For further information on ML&Co. and the STRYPES, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.





                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

     o    incorporated documents are considered part of the prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

     o    annual report on Form 10-K for the year ended December 25, 1998;

     o    quarterly report on Form 10-Q for the period ended March 26, 1999; and

     o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
          February 23, 1999, March 26, 1999, April 13, 1999, April 19, 1999,
          May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

     o    reports filed under Sections 13(a) and (c) of the Exchange Act;

     o    definitive proxy or information  statements filed under Section 14
          of  the   Exchange   Act  in   connection   with  any   subsequent
          stockholders' meeting; and

     o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.

                              PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the STRYPES and is to be used by MLPF&S when making offers and sales related to market-making transactions in the STRYPES.

         MLPF&S  may  act  as   principal   or  agent  in  these   market-making
transactions.

         The STRYPES may be offered on the NYSE or off the exchange in negotiated transactions or otherwise.

         The distribution of the STRYPES will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.